         Exhibit 3.1 Registrant's Amended and Restated Articles of Incorporation, as amended

                            ARTICLES OF INCORPORATION

                                       OF

                    ORGANIC CHEMICAL DEVELOPMENT CORPORATION

         * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

KNOW ALL PERSONS BY THESE PRESENTS:
         The undersigned natural person of the age of twenty-one or more, for the purpose of organizing a corporation pursuant to the Utah Business Corporation Act, does hereby adopt the following Articles of Incorporation:


                                    ARTICLE I

                               Name of Corporation

The name of the corporation is Organic Chemical Development Corporation.


                                   ARTICLE II

                                      Term

The duration of the corporation is perpetual.


                                   ARTICLE III

                                     Purpose

         The general nature of the corporation's business and the corporation's purposes, are as follows:

         1. To engage in the development and production of organic-based chemical products.

         2. To acquire by purchase, lease or otherwise manage and operate, sell, transfer, rent, lease, mortgage, pledge, and otherwise dispose of, or encumber any and all classes of property whatsoever, whether real or personal, or any interest therein, as principal, agent, broker or dealer.

         3. To acquire by purchase, assignment, grant, license or otherwise to apply for, secure, lease or in any manner obtain to develop, hold, own, user exploit, operate, enjoy and introduce, rights of all kinds in respect thereof, or otherwise dispose of to secure to it the payment of agreed royalties or other consideration, and generally to deal in and with and to turn to account for any or all purposes, either for itself or as nominee or agent for others:

                  (a) Any and all inventions, devices, processes, discoveries and formulas, improvements and modifications thereof, and rights and interests therein;

                  (b) Any and all letters patent or applications for letters patent of the United States of America or any other country, state, or locality or authority and any and all rights, interests and privileges connected therewith or incidental or appertaining thereto; and

                  (c) Any and all copyrights granted by the United States or any other country, state, locality or authority, and any and all rights, interests, and privileges connected therewith or incidental or appertaining thereto; and

                  (d) Any and all trademarks, trade names, trade symbols, labels, designs and other indicates of origin and ownership granted by or recognized under the laws of the United States of America or any other country, state, locality or authority, connected therewith or incidental or appertaining thereto.

         4. To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, script, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses-in-action and evidences of indebtedness or interest issued or created by any corporation, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government, or by any state, territory, province, municipality, or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all things and acts necessary or advisable for the preservation, protection , improvement and enhancement in value thereof.

         5. To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property of any person, firm, association or corporation, and to undertake or assume the whole or any part of the obligations or liabilities of any per son, firm, association or corporation.

         6. To borrow or raise money for any of the corporation's purposes and, from time to time without limit as to amount, to drawl make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and any of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

         7. To loan to any person, firm or corporation, any of its surplus funds, either with or without security.

         8. To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital, except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

         9. To have one or more offices, to carry on all of or any of its operations and business and, without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description, as principal, agent, broker or dealer, in any of the states, districts, or territories of the United States, in any and all foreign countries, subject to the laws of such states, districts, territories, or countries.

         10. To enter into joint ventures and partnerships with individuals, associations and/or other corporations.

         11. In general to do any and all things that are incidental and conducive to the attainment of any above object and purpose, to the same extent as natural persons might or could do, which now or hereafter may be authorized by the laws of the United States and the State of Utah, and all other applicable laws, as the Board of Directors may deem to be to the corporation's advantage.


                                   ARTICLE IV

                                  Capital Stock

     The aggregate number of shares which this corporation may issue is 1,000,000 shares of common voting stock, all of which shall have $ .01 par value and all of which are of the same class, with the same rights and preferences. pre-emptive rights.



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



                                    ARTICLE V

                             Minimum Paid in Capital

         The corporation shall not commence business until it has received at least $1,000.00 for the issuance of such shares.


                                   ARTICLE VI

                           Registered Office and Agent

The name and address of the corporation's original registered agent is:

                                Milton J. Morris
                              2200 Eagle Gate Tower
                           Salt Lake City, Utah 84111


                                   ARTICLE VII

                           Initial Board of Directors

The number of directors constituting the corporation's initial Board of Directors is one (1), and the name and address of the person who is to serve as director until the first annual meeting of shareholders, or until a successor or successors are elected and qualified, are:

                                Scott L. Crowley
                              2200 Eagle Gate Tower
                           Salt Lake City, Utah 84111


                                  ARTICLE VIII

                                    Officers

Officers of this corporation shall include a president, one or more vice-presidents, a secretary, such assistant secretaries as may be necessary, and a treasurer. The president, vice-president or vice-presidents, the secretary, any assistant secretaries, and the treasurer shall be elected by the Board of Directors and may, but need not be, elected from the members of the Board.

                                   ARTICLE IX

                           Non-Assessability of Stock

         Shares of the corporation's stock shall be issued fully paid and shall be non-assessable for any purposes. The stockholder's private property shall not be liable for the corporation's debts, obligations or liabilities.

                                    ARTICLE X

                     Indemnification and Limits on Liability

         1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a corporate director, officer, employee, or agent, or is or was serving at the corporation's request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including attorney's fees, actually and reasonably incurred by that person in connection with the defense or settlement of the action or suit, if such person has acted in good faith and in a manner that person reasonably has believed to be in or not opposed to the corporation's best interests. There shall be no indemnification in respect of any claim, issue, or matter as to which that person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court considers proper. To the extent that a corporate director, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this Article X, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses, including attorneys' fees, which that person actually and reasonably incurred in connection therewith.

         2. Unless ordered by a court of competent jurisdiction, the corporation shall provide for any indemnification under this Article X, only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper under the circumstances because such person has met the applicable standard of conduct set forth in this Article X. This determination shall be made by majority vote of a quorum of the Board of Directors or the shareholders.

         3. The corporation may pay expenses incurred in defending a civil or criminal action, suit, or proceeding, in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent that the amount advanced shall be repaid if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized in this Article X. The indemnification and advancement of expenses provided by this Article shall not be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in that person's official capacity and as to action in another capacity while holding office.

         4. The corporation may purchase and maintain insurance on behalf of any person who is or was a corporate director, officer, employee, or agent, or is or was serving at the



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


         corporation's request as a director, officer, employee, or agent, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by that person in any such capacity or arising out of that person 's status in any such capacity, whether or not the corporation would have the power to indemnify the person against the liability under the provisions of this Article.

         5.       Any indemnification or advancement of expense under this
         Article X shall, unless otherwise provided when the indemnification or advancement of expenses is authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person's heirs, executors, personal representatives and administrators.

         6. A director shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for:
                  (a) Any breach of the director's duty of loyalty to the corporation or its shareholders;
                  (b) Acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
                  (c)      Actions under Section 16-10-44, Utah Code Annotated
                  (1953), as amended; or
                  (d) Any transaction from which the director derived an improper personal benefit.

                                   ARTICLE XI

                                  Incorporator

The name and address of the incorporator are:

                                  Helen Kathryn
                              1100 Eagle Gate Tower
                           Salt Lake City, Utah 84111

         IN WITNESS WHEREOF, the undersigned original incorporator hereinabove named, has hereunder set her hand this ninth day of March, 1990


                                          /S/ Helen Kathryn,
                                          --------------------------------------
                                          Helen Kathryn, Incorporator



Acceptance of Appointment
as Registered Agent:


/s/ Milton J. Morris
-------------------------------------
Milton J. Morris



STATE OF UTAH      )
                   : ss.
COUNTY OF SALT LAKE)

     On the ninth day of March, 1990, personally appeared before me Helen Kathryn who, being by me first duly sworn, declared that she is the person who signed the foregoing instrument and that the statements therein contained are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal as of the date hereinabove mentioned.



                                          /s/ Pamelia Ann Brent
                                          NOTARY PUBLIC
                                          Residing at:
My Commission Expires                     /s/ Oakley, Utah 84055
/s/ January 28,1994



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


                              ARTICLES OF AMENDMENT

                        to the Articles of Incorporation

                    ORGANIC CHEMICAL DEVELOPMENT CORPORATION

                               A Utah Corporation


         Pursuant to the provisions of Section 16-10-54 through -60 of the Utah Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         First: The name of the corporation is Organic Chemical Development Corporation.

         Second: Article I of the Articles of Amendment of the corporation shall be deleted in its entirety and the following inserted in lieu thereof:

                                    ARTICLE I
                              NAME OF CORPORATION
               THE NAME OF THE CORPORATION IS KYZEN CORPORATION.

         Third: The number of shares of the corporation outstanding at the time of said adoption was Five Hundred Twelve Thousand Five Hundred (512,500), and the number of shares entitled to vote thereon was Five Hundred Twelve Thousand Five Hundred (512,500)

         Fourth: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

                  Class                                  Number of Shares
                  -----                                  ----------------
               Common stock                                   512,500

         Fifth: The number of shares voted for such amendment was 512,500 and the number of shares voted against such amendment was zero.

         DATED this 17 day of June, 1991.
                                                         ORGANIC CHEMICAL
                                                         DEVELOPMENT CORPORATION
                                                         By /s/ Kyle Doyel
                                                           ---------------------
                                                           Kyle Doyel
                                                           Its President

                                                         By /s/ Milton J. Morris
                                                           ---------------------
                                                           Milton J. Morris
                                                           Its Secretary


STATE OF TENNESSEE                      }
                                        } SS.
County of Davidson                      }

                  On the 17th day of June, 1991, personally appeared before me Kyle J. Doyel who, being by me duly sworn, did say that he is the president of Organic Chemical Development Corporation, a Utah corporation, and that the within and foregoing instrument was signed on behalf of said corporation by authority of a resolution of its Board of Directors, and he duly acknowledged to me that said corporation executed the same.

         Expires 9-25-92
                                                         /s/ KA Harris
                                                         -----------------------
                                                         Notary Public

STATE OF UTAH                           }
                                        } SS.
County of Salt Lake                     }

         On the 24th day of June, 1991, personally appeared before me Milton J. Morris who, being be me duly sworn, did say that he is the Secretary of Organic Chemical Development Corporation, a Utah corporation, and that the within and foregoing instrument was signed on behalf of said corporation by authority of a resolution of its Board of Directors, and he duly acknowledged to me that said corporation executed the same.

                                                         /s/ Ann Peterson
                                                         -----------------------
                                                         Notary Public
Commission Expires February 20, 1994

                              ARTICLES OF AMENDMENT

                       To the Articles of Incorporation of


                                KYZEN CORPORATION

                               A Utah Corporation



     Pursuant to the provisions of the Utah Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:   The name of the corporation is Kyzen Corporation.

     SECOND: Article IV of the Articles of Incorporation of the corporation shall be deleted in its entirety and the following inserted in lieu thereof:

                                   ARTICLE IV

                                  CAPITAL STOCK

     The total number of shares of capital stock which this corporation is authorized to issue is 12,500,000, of which 30,000,000 shares shall be shares of Class A Common Stock, having a par value of $0.01 per share, 1,500,000 shares shall be shares of Class B Redeemable Common Stock, having a value of $0.001 per share, 1,000,000 shares shall be shares of Class C Redeemable Common Stock, having a par value of $0.001 per shared and 10,000,000 shares shall be shares of Preferred Stock, having a par value of $0.001 per share. The Class A Common Stock, Class B Common Stock and Class C Common Stock are sometimes referred to collectively herein as the "Common Stock."

     The designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each class of stock, and the express grant of authority to the Board of Directors to fix by resolution the designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each share of Preferred Stock which are not fired by these Articles of Incorporation, are as follows:

A.       Common Stock

         1. Voting Rights. Except as otherwise expressly provided by law or in this Article IV, each outstanding share of Common Stock of whichever class shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the corporation. Except as otherwise expressly required by applicable law, the votes of all shares of all classes of Common Stock shall be counted together with all other shares of Common Stock, and not as separate classes.

         2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of Common Stock, of whichever class, then outstanding shall be entitled to receive all of the assets and funds of the corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock, of whatever class, held by them.

         3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore, provided, however, that no such dividends may be declared or paid on any shares of any class of Common Stock unless at the same time an equivalent dividend is declared or paid on all outstanding shares of each class of Common Stock, and no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

         4.   Redemption Provisions.

              a. No Redemption of Class A Common Stock. The corporation shall not have the right to call or redeem any of the shares of Class A Common Stock.

              b.  Mandatory Redemption of Class B Redeemable Common Stock.

                           (1)      So long as any shares of Class B Redeemable
Common Stock (hereinafter referred to as the "Class B Common Stock") may be outstanding, the corporation shall, within thirty (30) days following the end of each calendar quarter commencing with the quarter ending June 30, 1992, set aside as and for a sinking fund for the redemption of shares of Class B Common Stock in cash out of any funds legally available therefor, a sum equal to a percentage of the gross sales revenues of the corporation received during the calendar quarter just ended, as set forth in the following schedule:

                                                                           Percentage of Gross
                                                                           Sales Revenues to be
                                                                           Used for Redemption of
                  Quarters Ending                                          Class B Common Stock
                  ---------------                                          --------------------
             June 30, September 30 and
                  December 31,1992                                                           3%

             March 31, June 3O, September 30
                  and December 31, 1993                                                      4%

             March 31, June 30, September 30
                  and December 31, 1991                                                      5%

             March 31, June 30, September 30
                  and December 31, 1995                                                      6%

             March 31, June 30, September 30
                  and December 31, 1996                                                      7%

             All subsequent quarters until all
                  shares of Class B Common Stock are
                  redeemed                                                                   7%

     Each date on which funds are set aside as and for a sinking fund for the redemption of Class B Common Stock is sometimes referred to herein as a "Sinking Fund Payment Date." The sinking fund so created is sometimes referred to as the "Sinking Fund."

     Notwithstanding the foregoing, in no event shall the corporation be obligated to set aside for the redemption of shares of Class B Common stock any amount in excess of the lesser of (i) the total redemption price of all shares of Class B Common Stock then outstanding; or (ii) the maximum amount the corporation is then permitted to expend in the purchase of its own shares as provided in applicable law, including section 5 of the Utah Business Corporation Act, or any successor provision.

                           (2) Each outstanding share of Class B Common Stock
not previously redeemed as provided in this paragraph I, and for which no payments have been placed into the sinking Fund, shall be redeemed by the corporation immediately upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, covering a firm-commitment underwritten offer and sale of any Common Stock of the corporation to the public for an aggregate consideration of at least 83,000,000. Such redemption shall be effected by the corporation issuing to each of the holders of Class B Common Stock its promissory note in a principal amount equal to the issuance price of all of the shares of Class B Common Stock to be redeemed for such holder (being all of the Shares of Class B Common Stock not otherwise redeemed as provided in this paragraph I). interest shall accrue on the principal amount of each promissory note at the rate of twelve percent (12%) per annum, commencing from the date of the original issuance of the shares being redeemed by the promissory note. The promissory notes shall be unsecured, general obligations of the corporation, The entire principal amount and all accrued interest under all such promissory notes issued to redeem outstanding shares of Class B Common Stock shall be due and payable on the closing of the public offering which triggered the redemption obligation.

                           (3) The mandatory redemption price (the "Redemption
Price") for each share of Class B Common Stock shall for purposes of a redemption out of revenues provided in paragraph (I) (b)(l) above be: ii) an amount in cash equal to 81.80 per share (subject to adjustment for stock splits and the like), plus all declared but unpaid dividends thereon, to and including the date fixed for redemption; or (ii) for purposes of a redemption by promissory note triggered by a public offering of securities of the corporation as provided in paragraph (I) (b)(2) above, an amount equal to the original issuance price of the shares to be redeemed, plus all declared but unpaid dividends thereon, with the entire redemption price earning interest at a simple rate of twelve percent (12%) per annum, commencing from the date of redemption, and the portion of the redemption price based on the original issuance price of the shares earning such interest from the date of original issuance of the shares.

                           (4) The cash in the Sinking Fund shall be used to
acquire by redemption, in the manner provided below, the maximum number of shares of Class B Common Stock which ray be purchased out of the Sinking Fund at the Redemption Price.

                           (5) Upon each cash redemption of outstanding shares
of Class B Common Stock, until all outstanding shares of Class B Common Stock have been redeemed, the corporation shall effect such redemption pro-rata according to the number of shares held by each holder of Class B Common Stock.

                           (6) Upon each Sinking Fund Payment Date, written
notice (the "Mandatory Redemption Notice") shall be mailed, postage prepaid, to each holder of record of Class B Common Stock to be redeemed, at the post office address last shown on the records of the corporation. The Mandatory Redemption Notice shall state:

                   (i) The total number of shares of Class B Common Stock to be redeemed, and the percentage of all outstanding shares of Class B Common Stock represented by that number;

                   (ii) The number of shares of Class B Common Stock to be redeemed from the holder to whom the notice is mailed;

                   (iii) The Redemption Price applicable to the shares to be redeemed, and the date fined for the redemption, which shall be not more than 30 days after the date of sailing of the Mandatory Redemption Notice (the "Mandatory Redemption Date"); and

                   (iv) That the holder is to surrender to the corporation, in the manner and at the place designated, such holder's certificate or certificate representing the shares of Class B Common Stock to be redeemed.

                         In the event of a redemption of shares triggered by a
public offering of securities of the corporation, as provided in paragraph (2) above, a Mandatory Redemption Notice shall be sent as provided above, specifying that all remaining outstanding shares of Class B Common Stock are to be redeemed or the terms and conditions set forth in paragraph (I) (b) (2).

                         (7) On or before or promptly after the Mandatory
Redemption Date, each holder of Class B Common Stock to be redeemed shall surrender the certificate or certificates representing such shares to the corporation, in the manner and at the place designated in the Mandatory Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                         (8) If the Mandatory Redemption Notice shall have been
duly given, and if on the Mandatory Redemption Date the Redemption Price is either paid or made available for payment through the deposit arrangement specified in subparagraph (i) below, or through the issuance of a promissory note as contemplated by paragraph (I)(b)(2) above, then notwithstanding that the certificates evidencing any of the shares of Class B Common Stock so called for redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Mandatory Redemption Date and all rights with respect to such shares shall forthwith after the Mandatory Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest, or the issuance of a promissory note as contemplated by paragraph (2), as the case may be, upon surrender of their certificate or certificates therefor.

                           (i) On or prior to the Mandatory Redemption Date, the
corporation shall deposit with any bank or trust company having a capital and surplus of at least 8100,000,000 as a trust fund, a sun equal to the aggregate Redemption Price of all shares of Class B Common Stock called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date or prior thereto, the Redemption Price to the respective holders upon the surrender of their share certificates. From and after the date of such deposit, the shares so called for redemption shall be redeemed. The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the end of one year from the Mandatory Redemption Date shall be released or repaid to the corporation, after which the holders of shares called for redemption shall be entitled to receive payment of the Redemption Price only from the corporation.

              c. Optional Accelerated Redemption of Class B Common Stock. The corporation may, at any time, at the option of the board of directors, redeem all or any part of the outstanding shares of Class B Common Stock prior to the mandatory redemption contemplated in paragraph (4) (b) above by setting aside in the Sinking Fund funds in addition to those required to be set aside for the redemption of Class B Common stock as provided in paragraph (4) (b) (1) above, and following the same notification and purchase procedures applicable to a mandatory redemption of shares of Class B Common Stock as set forth in paragraph
(4)(b) above and applicable to a redemption out of revenues. The purchase price for shares acquired in such a redemption shall be the same Redemption Price applicable to a redemption out of revenues as set forth in paragraph (4) (b) (3) above. In case of a redemption of only a part of the Class B Common Stock pursuant to this paragraph (4) (c), the corporation shall designate pro-rata the shares to be redeemed, consistent with the requirements of paragraph (4) (b) (5) above.
              d. Mandatory Redemption of Class C Redeemable Common Stock. The class C Redeemable Common Stock (the "Class C Common

Stock") shall be subject to mandatory redemption provisions identical to those applicable to the Class B Common Stock as set forth in paragraph (b) above, except that: (i) no contributions shall be made to any sinking Fund for the redemption of Class C Common Stock until all shares of Class B Common Stock have been redeemed; and (ii) the Redemption Price applicable to the Class C Common Stock to be redeemed out of any funds placed in a Sinking Fund shall be such multiple of the original issuance price of the Class C Common Stock as may be fixed by the Board of Directors of the corporation.

         5.   Transfer Restrictions.
          a. No person holding shares of Class B Common stock or Class C Common Stock (hereinafter called a "Class B or C Holder") may transfer, and the corporation shall not register the transfer of, such shares of Class B or Class C Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee of such Class B or C Holder, which term shall have the following meanings:

                           (1)      In the case of any class B or C holder,
"Permitted Transferee" means any other person or entity which is a record holder of any shares of the corporation's Common Stock or Preferred stock at the time such Class B or C Holder effects a transfer.

                           (2)      In the case of a Class B or C Holder who is
a natural person holding record and beneficial ownership of the shares of Class B or Class C Common Stock in question, such holder's "Permitted Transferee" means (i) the spouse of such Class B or C Holder, (ii) a lineal descendant of a great grandparent of such Class B or C Holder, (iii) the trustee of a trust (including a voting trust) for the benefit of one or more of such Class B or C Holders, other lineal descendants of a great grandparent of such Class B or C Bolder, the spouse of such Class B or C Holder, and an organization contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter called a "Charitable Organization"), and for the benefit of no other person, and provided that such trust must prohibit transfer of shares of Class B or Class C Common Stock to persons other than Permitted Transferees as defined herein, (iv) i corporation all of the outstanding capital stock of which is owned by, or a partnership all of the partners of which are, one or more of such Class B or C Holders, other lineal descendants of a great grandparent of such Class 8 or C Holder, and the spouse of such Class B or C Holder.

                           (3)      In the case of a Class B or C Bolder holding
the shares of Class B Common Stock in question as trustee pursuant to a trust other than a trust described in clause (I) below, such holder's "Permitted Transferee" means (i) the person who established such trust, and (ii) a Permitted Transferee of such person determined pursuant to clause (2) above.

                           (4)      In the case of a Class B or C Holder holding
the shares of Class B or Class C Common Stock in question as trustee pursuant to a trust which was irrevocable on the date as of which the corporation first issued Class B or Class C Common Stock (hereinafter in this paragraph b called the "Issuance Date"), such holder's "Permitted Transferee" means any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise,

                           (5)      In the case of a Class B or C Bolder holding
record (but not beneficial) ownership of the shares of Class B or Class C Common Stock in question as nominee for the person who was the beneficial owner thereof on the issuance Date, such holder's "Permitted Transferee" means such beneficial owner and a Permitted Transferee of such beneficial owner as defined herein.

                           (6)      In the case of a Class B or C Holder which
is a partnership holding record and beneficial ownership of the shares of Class B or Class C Common Stock in question, such holder's "Permitted Transferee" means any partner of such partnership on the Issuance Date.

                           (7)      In the case of a Class B or C Holder which
is a corporation holding record and beneficial ownership of the shares of Class B or Class C Common Stock in question, such holder's "Permitted Transferee" means any stockholder of such corporation receiving shares of Class B or Class C Common Stock through a dividend or through a distribution made upon liquidation of such corporation, and the survivor of a merger or consolidation of such corporation.

                           (8)      In the case of a Class B or C Holder which
is the estate of a deceased Class B or C Holder, or which is the estate of a bankrupt or insolvent Class B or C Holder, and provided such deceased, bankrupt or insolvent Class B or C Holder, as the case may be, holds record and beneficial ownership of the shares of Class B or Class C Common Stock in question, such holder's "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B or C Holder.

         b. Notwithstanding anything to the contrary set forth herein, any Class B or C Holder may pledge such Holder's shares of Class B or Class C Common Steak to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this paragraph S, In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class S or Class C Common Stock may only be transferred to a Permitted Transferee of the pledgor.


         c.   For purposes of this paragraph 5:

                           (1)      The relationship of any person that is
derived by or through legal adoption shall be considered a natural one.

                           (2)      Each joint owner of shares of Class B or
Class C Common Stock shall be considered a "Class B or C Holder" of such shares.

                           (3)      A minor for whom shares of Class B or Class
C Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B or C Holder of such shares.

                           (4)      Unless otherwise specified, the term
"person" means both natural persons and legal entities.

         d. Any purported transfer of shares of Class B or Class C Common Stock not permitted hereunder shall be void and of no effect and the purported transferee shall have no rights as a stockholder of the corporation and no other rights against or with respect to the corporation. The corporation may, as a condition to the transfer or the registration of transfer of shares of Class B or Class C Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it may reasonable request to establish that such transferee is a Permitted Transferee. The corporation shall note on the certificates for shares of Class B and Class C Common Stock the restrictions on transfer and registration of transfer imposed by this paragraph 5.

         6. Residual Rights. All rights accruing to the outstanding shares of capital stock of the corporation not expressly provided for to the contrary herein or in the corporation's bylaws shall be vested in the Common Stock.

B.     Preferred Stock

       The shares of Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. To the extent, that these Articles of Incorporation, as they may be amended, have not established series of Preferred Stock and fixed the variations in the relative rights and preferences between series of Preferred Stock, the Board of Directors is hereby authorized to: (i) divide the Preferred Stock into series; (ii) fix the number of shares constituting any series so established and the designation of each such series; and (iii) fix and determine the relative rights and preferences of the shares of any series so established, all in the manner and within the limitations set forth in Section Is of the Utah Business corporation Act (or any successor provision) as currently in effect or as it may hereafter be amended.

       For any wholly unissued series of Preferred Stock, the Board of Directors may change the designation of the series, the number of shares constituting the series and the relative rights and preferences of the shares of such series, in the manner and within the limitations set forth above.

       For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is hereby authorized to increase or decrease the number of shares of such series when the number of shares of such series was originally fixed by the Board, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, the decrease shall not reduce the number of shares of such series below the number then issued and outstanding and the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.       Reclassification of Common Voting Stock

         Upon the effective date of this amendment of the Articles of Incorporation, all shares of common voting stock the corporation was authorized to issue immediately prior to such effective date shall be reclassified, redesignated and reconstituted into an equal number of shares of Class A Common Stock, and each outstanding share of common voting stock, $0.01 per value per share, shall be reclassified, redesignated and reconstituted into one share of Class A Common Stock, $0.01 per value per share.

D.       No Pre-emptive Rights

         No holder of shares of the Capital Stock of the corporation shall have any pre-emptive rights to acquire additional shares of the corporation, whether now or hereafter authorized.

         THIRD: The amendment to the Articles of Incorporation set forth in the preceding paragraph was adopted by the shareholders of the corporation by unanimous written consent effective as of February 28, 1992.

         FOURTH: Prior to the effectiveness of these Articles of Amendment, the corporation had one class of stock outstanding, designated common voting stock and having a par value of $0.01 per share. One million shares of common voting stock were outstanding upon the adoption of the above described amendment to the Articles of Incorporation, and all such shares were entitled to vote on the amendment.

         FIFTH: The number of shares voted for the above referenced amendment was one million and the number of shares voted against such amendment was zero.

         SIXTH: The amendment increases the number of shares the corporation is authorized to issue, redesignates the previously authorized shares of common voting stock as Class A Common Stock, increases the number of shares of Class A Common Stock the corporation is authorized to issue, creates two new classes of Common Stock designated as Class B Redeemable Common Stock and Class C Redeemable Common Stock, fixes the rights, terms, limitations and restrictions, of the Class B and Class C Common Stock, creates a class of Preferred Stock, and authorizes the Board of. Directors to divide the Preferred Stock into series and to determine the relative rights and preferences of the shares of any series so established. The amendment does not effect a change in the amount of stated capital of the corporation.

         IN WITNESS WHEREOF, we have signed these Articles of Amendment this 28th day of April, 1992.



                                               KYZEN CORPORATION

                                           By:/s/Kyle Doyel
                                              ---------------------------------
                                              Kyle Doyel, President


                                           By:/s/Milton J. Morris
                                              ---------------------------------
                                                 Milton J. Morris, Secretary

Attested and Verified

/s/Milton J. Morris
---------------------------
Milton J. Morris, Secretary

                              ARTICLES OF AMENDMENT

                        to the Articles of Incorporation

                                       of

                                KYZEN CORPORATION

                            -------------------------

                  Pursuant to the provisions of Section 16-10a-602 of the Utah Revised Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                  First: The name of the corporation is Kyzen Corporation (the "Corporation").

                  Second: The following new Article XII shall be added to the Corporation's Articles of Incorporation:

                                   ARTICLE XII
                  Series A Junior Participating Preferred Stock

                  Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

                  Section 2. Dividends and Distributions.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this
         Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                  Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                  Section 4.        Certain Restrictions.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in
         Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                      (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
                  up) to the Series A Preferred Stock;

                      (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                      (iii) redeem or purchase or otherwise acquire for
                  consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                      (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                  Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

                  Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause
(1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

                  Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

                  Section 10. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

                  Third: The amendments to the Corporation's Articles of Incorporation contained in these Articles of Amendment were adopted by the Board of Directors at a meeting duly called and held on January 15, 1999.

                  Fourth: The amendments to the Corporation's Articles of Incorporation contained in these Articles of Amendment were adopted by the Board of Directors without shareholder action, which was not required.

                  IN WITNESS WHEREOF, these Articles of Amendment are executed on behalf of the Corporation by its Chief Executive Officer and attested by its Secretary this 15th day of January, 1999.



                                                     /s/ Kyle J. Doyel
                                                     --------------------------
                                                     Chief Executive Officer
                                                     and President

Attest:



/s/ Thomas J. Herrmann
Secretary